Exhibit 16.1
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September 26, 2005


Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for Zilog, Inc. and, under the date of March 29, 2005, we reported on the consolidated financial statements of Zilog, Inc. as of and for the years ended December 31, 2004 and 2003, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004. On September 22, 2005, our appointment as principal accountants was terminated. We have read Zilog, Inc.'s statements included under Item 4.01 of its Form 8-K dated September 26, 2005, and we agree with such statements except that we are not in a postion to agree or disagree with Zilog, Inc.'s statements that (1) the Company engaged Armanino McKenna LLP as its principal accountants for the year ending December 31, 2005 (2) the change was approved by the Audit Committee of the Board of Directors, which subsequently advised the Board of Directors of its decision, and (3) the Company has not consulted with Armanino McKenna LLP regarding the matters set forth in
Item 304(a)(2) of Regulation S-K.

Very truly yours,

KPMG LLP